Exhibit 99.1

SILVER HILL ENERGY PARTNERS HOLDINGS, LLC

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2016 AND 2015

(UNAUDITED)

	2016	2015
Crude Oil, Natural Gas, and Natural Gas Liquids	$37,872,244	$9,363,814
Unrealized (Loss) Gain on Derivatives	(3,343,091)	501,650
Realized Gain on Derivatives	896,018	10,751

Total Revenue	35,425,171	9,876,215

Lease Operating Expenses	11,931,538	3,179,884
Impairment of Oil and Gas Properties	2,398,371	2,460,824
Depletion, Depreciation and Amortization	10,728,028	5,212,202
Severance Taxes	1,626,111	408,676
Exploration Costs	1,817,224	12,263
General and Administrative Expenses	1,535,148	2,908,343

Total Operating Expenses	30,036,420	14,182,192

Operating Income (Loss)	5,388,750	(4,305,976)

Interest Expense, Net	(902,754)	(60,946)

Equity Earnings (Loss) in Midstream Joint Venture	814,120	(132,796)

Net Income (Loss)	$5,300,116	$(4,499,718)

See accompanying notes to these unaudited consolidated financial statements.

SILVER HILL ENERGY PARTNERS HOLDINGS, LLC

CONSOLIDATED BALANCE SHEETS

AS OF SEPTEMBER 30, 2016 AND DECEMBER 31, 2015

(UNAUDITED)

	2016	2015
Current Assets
Cash and Cash Equivalents	$2,552,419	$6,759,711
Accounts Receivable	6,034,055	1,752,901
Derivative Asset	—	1,462,503
Prepaid and Other Assets	192,439	85,785

Total Current Assets	8,778,913	10,060,900
Oil and Gas Properties, Net (Successful Efforts)	179,088,252	122,553,386
Investment in Midstream Joint Venture	65,225,179	36,911,059
Derivatives	—	1,056,325
Other Assets	620,626	231,522

Total Assets	$253,712,970	$170,813,192

Liabilities and Members’ Capital
Current Liabilities
Accounts Payable	$15,719,265	$10,684,470
Accrued Liabilities	60,473	189,542
Deferred Tax Liability	189,514	189,514
Derivative Liability	569,302	—

Total Current Liabilities	16,538,554	11,063,526
Long-Term Liabilities
Long-Term Debt	52,000,000	25,000,000
Asset Retirement Obligation	1,421,907	1,052,235
Derivatives	254,961	—

Total Liabilities	70,215,420	37,115,761

Commitments and Contingencies (Note 5)

Members’ Capital	183,497,548	133,697,431

Total Liabilities and Members’ Capital	$253,712,970	$170,813,192

See accompanying notes to these unaudited consolidated financial statements.

SILVER HILL ENERGY PARTNERS HOLDINGS, LLC

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2016 AND 2015

(UNAUDITED)

	2016	2015
Cash Flows From Operating Activities
Net Income (Loss)	$5,300,116	$(4,499,718)
Adjustments to Reconcile Net income (Loss) to Net Cash Provided by Operating Activities:
Depletion, Depreciation and Amortization	10,769,020	5,212,202
Impairment of Oil and Gas Properties	2,398,371	2,460,824
Exploration Costs	1,817,224	12,263
Unrealized Loss on Derivatives	3,343,091	(501,650)
Equity (Earnings) Loss in Midstream Joint Venture	(814,120)	132,796
Amortization of Debt Issuance Costs	43,710	5,432
Changes in:
Accounts Receivable	(4,281,154)	(1,483,284)
Prepaid and Other Assets	(291,556)	(3,118)
Accounts Payable	6,036,036	(326,094)
Accrued Liabilities	(129,069)	(17,707)

Net Cash Provided by Operating Activities	24,191,669	991,946

Cash Flows from Investing Activities
Additions to Oil and Gas Properties	(72,110,059)	(33,715,703)
Investments in Midstream Joint Venture	(27,500,000)	(15,385,243)

Net Cash Used in Investing Activities	(99,610,059)	(49,100,946)

Cash Flows from Financing Activities
Contributions from Members	44,500,001	33,550,000
Borrowings	27,000,000	15,650,000
Debt Issuance Costs	(288,903)	(120,354)

Net Cash Provided by Financing Activities	71,211,098	49,079,646

Net (Decrease) Increase in Cash and Cash Equivalents	(4,207,292)	970,647

Cash and Cash Equivalents, beginning of Period	6,759,711	415,808

Cash and Cash Equivalents, End of Period	$2,552,419	$1,386,455

Supplemental Non-Cash Disclosure
Accounts Payable Related to Capital Expenditures	$8,841,572	$5,338,169

Additional Liabilities incurred for Asset Retirement Obligations	$328,680	$159,588

See accompanying notes to these unaudited consolidated financial statements.

SILVER HILL ENERGY PARTNERS HOLDINGS, LLC

CONSOLIDATED STATEMENT OF MEMBERS’ CAPITAL

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2016

(UNAUDITED)

Balance—December 31, 2015	$133,697,431
Contributions	44,500,001
Net Income	5,300,116

Balance—September 30, 2016	$183,497,548

See accompanying notes to these unaudited consolidated financial statements.

SILVER HILL ENERGY PARTNERS HOLDINGS, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF SEPTEMBER 30, 2016 AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2016 AND 2015 (UNAUDITED)

1.	ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization—Silver Hill Energy Partners, LLC (“SHEP I”), a Delaware limited liability corporation, was formed on August 23, 2012. SHEP I’s activities have been primarily the evaluation and acquisition of various unproved leasehold interests and certain producing properties. SHEP I is engaged primarily in the acquisition, exploration, development and operation of oil and gas properties. Currently, SHEP I’s properties are in West Texas.

Silver Hill Energy Partners Holdings, LLC (“SHEP Holdings” or the “Company”), a Delaware limited liability company, was formed on September 30, 2016 and on that date, the Company entered into a Contribution Agreement with SHEP I and SHEP I’s Members to reorganize giving SHEP I’s Members ownership of the Company and the Company ownership of SHEP I. This transaction was accounted for as a reorganization of entities under common control and SHEP I has been presented as the predecessor for financial reporting purposes for the periods prior to the reorganization.

On October 13, 2016, the Company entered into a Membership Interest Purchase and Sale Agreement (“PSA Agreement”) with RSP Permian, Inc. (“RSP”), a Delaware corporation, pursuant to which RSP agreed to acquire SHEP I (excluding the Company’s ownership interests in Silver Hill Midstream, LLC (Note 2) and Sopris Minerals, LLC) for cash consideration of $604.0 million and 14.9 million shares of RSP common stock, subject to customary adjustments (“SHEP I Sale”). The SHEP I Sale closed on November 28, 2016 with an effective date of November 1, 2016. See Note 8.

These unaudited consolidated financial statements include only those assets, liabilities, revenues and expenses that relate to the business of the Company and have been prepared in accordance with accounting principles generally accepted in the United States of America. The statements do not include any assets, liabilities, revenues or expenses attributable to the members’ individual activities. The unaudited consolidated financial statements reflect all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of the interim periods. The results of operations for the interim periods are not necessarily indicative of the results of operations to be expected for the full year.

The Company is a limited liability company (“LLC”). As an LLC, the amount of loss at risk for each individual member is limited to the amount of capital contributed to the LLC and, unless otherwise noted, the individual member’s liability for indebtedness of an LLC is limited to the member’s actual capital contribution.

Accounting Estimates—The preparation of the Company’s unaudited consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires the Company’s management to make estimates and assumptions that affect the amounts reported in these unaudited consolidated financial statements and accompanying notes. Certain significant estimates made by management include oil and gas reserves, which affect the carrying value of oil and gas properties, evaluation for impairment of proved and unevaluated property costs and asset retirement obligations. Actual results could differ from those estimates and the differences could be material.

Management believes that it is reasonably possible that the estimates involved in the determination of proved oil and gas reserves could significantly change in the coming year. Total proved reserves are defined as those reserves which can be produced economically using current oil and gas prices. Accordingly, the estimated quantity of proved reserves and the annual amortization expense will likely change along with future price increases and decreases.

Furthermore, estimating reserves is not an exact science. Estimates can be expected to change as additional information becomes available. Estimates of oil and gas reserves are projections based on the interpretation of engineering data to determine future rates of production and the timing of development expenditures. The accuracy of any reserve estimate is a function of the quality of available data and the engineering and geological interpretation and judgment of the estimator. Accordingly, there can be no assurance that the reserves as estimated will ultimately be produced, nor can there be assurance that the proved undeveloped reserves as estimated will be developed within the period anticipated.

Cash and Cash Equivalents—Cash and cash equivalents include cash and all highly liquid investments with maturities, at the date of purchase, of three months or less. At times, the amount of cash and cash equivalents on deposit in financial institutions exceeds federally insured limits. Management monitors the soundness of the financial institutions and believes the Company’s risk is negligible.

Financial Instruments—The carrying amounts of financial instruments including cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities approximate fair value, unless otherwise stated, as of September 30, 2016 and December 31, 2015.

Oil and Gas Properties—The Company’s oil and gas properties consisted of the following:

	September 30, 2016	December 31, 2015
Mineral Interest in Properties:
Unproved	$59,026,681	$69,672,499
Proved	27,129,202	11,994,949
Wells and Related Equipment and Facilities	141,435,048	76,262,218

	227,590,931	157,929,666

Accumulated Depletion, Depreciation and Amortization	(48,502,679)	(35,376,280)

Oil and Gas Properties—Net	$179,088,252	$122,553,386

The Company follows the successful efforts method of accounting for oil and natural gas producing activities. Costs to acquire mineral interests in oil and natural gas properties, to drill and equip exploratory wells that find proved reserves, to drill and equip development wells and related asset retirement costs are capitalized. Costs to drill exploratory wells are capitalized pending determination of whether the wells have found proved reserves. If the Company determines that the wells do not find proved reserves, the costs are charged to expense. Geological and geophysical costs, including seismic studies and costs of carrying and retaining unproved properties, are charged to expense as incurred. On the sale or retirement of a complete unit of a proved property, the cost and related accumulated depletion and depreciation are eliminated from the property accounts, and the resulting gain or loss is recognized. On the sale of a partial unit of proved property, the amount received is treated as a reduction of the cost of the interest retained.

The Company records depletion, depreciation and amortization of capitalized costs of proved oil and gas properties using the unit-of-production method over estimated proved reserves using the unit conversion ratio of six million cubic feet of gas to one barrel of oil equivalent. Capitalized costs of proved mineral interests are depleted over total estimated proved reserves, and capitalized costs of wells and related equipment and facilities are depreciated over estimated proved developed reserves. Depletion, depreciation and amortization expense for oil and gas properties amounted to $10.8 million and $5.2 million for the nine months ended September 30, 2016 and 2015, respectively.

Unproved oil and natural gas properties that are individually significant are periodically assessed for impairment of value, and a loss is recognized at the time of impairment by providing an impairment allowance. No impairment of unproved properties was recorded during the nine months ended September 30, 2016 and 2015 as the Company continues to extend its leases and complies with its lease terms through production and continuous development. The Company continued its horizontal drilling strategy in January 2016 and has completed nine economical wells in 2016. Management also evaluated several recent transactions in the West Texas area and believes the terms support its carrying value as of September 30, 2016.

On the sale of an entire interest in an unproved property for cash or cash equivalent, gain or loss on the sale is recognized, taking into consideration the amount of any recorded impairment if the property had been assessed individually. If a partial interest in an unproved property is sold, the amount received is treated as a reduction of the cost of the interest retained.

Capitalized costs related to proved oil and natural gas properties, including wells and related equipment and facilities, are evaluated for impairment based on an analysis of undiscounted future net cash flows. If undiscounted cash flows are insufficient to recover the net capitalized costs related to proved properties, then an impairment charge is recognized in the Statement of Operations equal to the difference between the carrying value proved properties and their estimated fair values based on the present value of the related future net cash flows. The Company recorded impairment of $2.4 million and $2.5 million on proved properties for nine months ended September 30, 2016 and 2015, respectively.

Furniture, Fixtures, and Equipment—Furniture, fixtures, and equipment are recorded at cost less accumulated depreciation. Depreciation of the related assets is provided using the straight-line method over their respective estimated useful lives.

When assets are sold or retired, the applicable costs and accumulated depreciation are removed and any gain or loss is included in income. Maintenance and repairs are expensed as incurred. Major renewals and improvements are capitalized.

Investment in joint venture—The Company’s 50% interest in the Midstream Joint Venture (Note 2) is not consolidated in the Company’s unaudited consolidated financial statements because the structural and operational measures of the Amended and Restated Limited Liability Company of the Midstream Joint Venture dated January 9, 2015 (the “LLC Agreement”) prevent us from having power to direct the significant activities of Midstream Joint Venture. In accordance with accounting standards, we account for our investment in the Midstream Joint Venture under the equity method, as opposed to the cost method, based on the Company’s level of influence over its activities. There are no other investments accounted for under the equity or cost method.

The Company recognizes its share of the earnings and losses in the Midstream Joint Venture pursuant to terms of the LLC Agreement which provides for earnings and losses to be generally allocated based upon each member’s respective ownership interest in the Midstream Joint Venture. See Note 2 for a discussion of the Company’s investment in the Midstream Joint Venture.

The Company evaluates investments for impairment when factors indicate that a decrease in the value of the investment has occurred that is not temporary. Indicators that should be evaluated for possible impairment of investments include recurring operating losses of the investee or fair value measures that are less than carrying value. Any impairment recognition is based on fair value that is not reflective of temporary conditions. Fair value is determined primarily by discounted long-term cash flows, supported by available market valuations, if applicable. The Company has not incurred impairment to its investment in the Midstream Joint Venture as of September 30, 2016 and December 31, 2015.

Asset Retirement Obligation—Asset retirement obligations (“ARO”) consist of future plugging and abandonment expenses on oil and gas properties. The Company records the estimated fair value of its ARO when the related wells are acquired or completed with a corresponding increase in the carrying amount of oil and gas. The liability is accreted to its present value each period. Management estimates the fair value of additions to the asset retirement obligation liability using a valuation technique that converts future cash flows to a single discounted amount. Significant inputs to the valuation include: (i) estimated plug and abandonment cost per well based on management’s experience; (ii) estimated remaining life per well; and (iii) the Company’s credit-adjusted risk-free rate. If the liability is settled for an amount other than the recorded amount, a gain or loss is recognized.

The following is a summary of changes in the ARO during the nine months ended September 30, 2016:

Balance—December 31, 2015	$1,052,235
Additions	328,680
Accretion	40,992

Balance—September 30, 2016	$1,421,907

Revenue—The Company recognizes revenue for its production when the quantities are delivered to or collected by the respective purchaser. Prices for such production are defined in sales contracts and are readily determinable based on certain publicly available indices.

Lease Operating Costs—Lease operating costs, including pumpers’ salaries, saltwater disposal, ad valorem taxes, repairs and maintenance, expensed workovers and other operating expenses are expensed as incurred and included in lease operating costs on the consolidated statement of operations.

Concentration of Credit Risk—Substantially all accounts receivable result from the sales of oil and natural gas. This concentration of customers may impact the Company’s overall credit risk, as these entities may be similarly affected by changes in economic and other conditions. For nine months ended 2016 and 2015, nearly all of the Company’s oil and natural sales were derived from two purchasers. These purchasers are based in the United States and engaged in the transportation, storage, and marketing of crude oil and other petroleum products. Management believes that the loss of these purchasers would not have a material adverse effect on the Company’s financial position or results of operations because there is an adequate number of potential other purchasers of its oil and gas production.

Income Taxes—The Company is subject to U.S. federal income tax reporting requirements along with state income tax reporting requirements in Texas. Because the Company is a limited liability company, the income or loss of the Company for federal income tax purposes is generally allocated to the members in accordance with the Company’s formation agreements, and it is the responsibility of the members to report their share of taxable income or loss on their separate income tax returns. Accordingly, no recognition has been given to federal income taxes in the accompanying unaudited consolidated financial statements. The Company is subject to Texas margin tax on its operations within the state of Texas, and such amounts were de minims for the nine months ended September 30, 2016 and 2015. Based on management’s analysis, the Company did not have any uncertain tax positions as of September 30, 2016 and December 31, 2015. No interest and penalties have been accrued or recorded. Currently, the tax year of 2013, 2014 and 2015 are open for reviews by the applicable taxing authorities.

The Company provides deferred income taxes using the asset and liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss, and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of the changes in tax laws and rates on the date of enactment.

Recently Issued Accounting Standards

The FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606). This ASU supersedes the revenue recognition requirements in Topic 605, Revenue Recognition and industry-specific guidance in Subtopic 932-605, Extractive Activities – Oil and Gas – Revenue Recognition. This ASU provides guidance concerning the recognition and measurement of revenue from contracts with customers. Its objective is to increase the usefulness of information in the financial statements regarding the nature, timing and uncertainty of revenues. This standard becomes effective for us beginning January 2019. The Company is evaluating the potential impact this ASU may have on our unaudited consolidated financial statements and related disclosures.

The FASB issued ASU 2015-02, Consolidation (Topic 810): Amendments to the Consolidation Analysis. This ASU provides additional guidance to reporting entities in evaluating whether certain legal entities, such as limited partnerships, limited liability corporations and securitization structures, should be consolidated. The ASU reduces the number of existing consolidation models. This ASU is effective for us beginning January 2017. This ASU is not expected to have a material impact on us.

The FASB issued ASU 2015-03, Interest – Imputation of Interest (Topic 835): Simplifying the Presentation of Debt Issuance Costs and ASU 2015-15, Interest – Imputation of Interest (Topic 835): Presentation and Subsequent Measurement of Debt Issuance Costs Associated with Line-of-Credit Arrangements. These ASUs require debt issuance costs to be presented as a direct deduction from the carrying amount of that debt rather than as an asset. These ASUs are effective for us beginning January 2016. These ASUs did not have a material impact on our unaudited consolidated financial statements and related disclosures.

The FASB issued ASU 2016-2, Leases. This ASU requires lessees to recognize lease assets and lease liabilities on the statement of financial position. The update is effective for financial statements issued for annual periods beginning after December 15, 2019 and for interim periods within fiscal years beginning after December 15, 2020. Early adoption is permitted. The Company is evaluating the potential impact this ASU may have on our unaudited consolidated financial statements and related disclosures.

2.	MIDSTREAM JOINT VENTURE

On January 9, 2015, the Company closed commercial agreements between a newly formed, wholly owned subsidiary, Silver Hill Midstream, LLC and a third party (together, the “Members”) to form a joint venture with the purpose of constructing and operating midstream assets in Loving, Winkler, Ward, and Reeves Counties, Texas and Lea County, New Mexico (the “Midstream Joint Venture”).

Upon closing of the Midstream Joint Venture on January 9, 2015, the Company contributed $3.6 million in cash and assets with attributable value of $0.2 million and the other Member contributed midstream assets with an attributable value of $3.3 million and cash of $0.5 million (the “Initial Contribution”) to initiate the capitalization of the Midstream Joint Venture as prescribed in the Investment Agreement dated as of January 9, 2015 (the “Investment Agreement”). During the nine months ended September 30, 2016, the Company’s total cash contribution to the Midstream Joint Venture was $27.5 million. The Company recognized its 50% share of equity earnings in the Midstream Joint Ventures of $0.8 million and did not receive any dividends for the nine months ended September 30, 2016. The Company does not have a difference between the carrying value of its investments and the Company’s underlying equity in the net assets of the Midstream Joint Venture.

The Company has concluded that the Midstream Joint Venture is a joint venture as it’s a separate and specific business and provides an arrangement under which the Members may participate, directly or indirectly, in the overall management and share equally in the risks and rewards of the joint venture. The Members each have joint control and neither has unilateral control over the power to direct the significant activities and neither of the Midstream Joint Venture. Each Member has two voting board seats, providing joint and equal control of the decisions of the Midstream Joint Venture. The Members are required to approve business plans, annual budgets and revisions, as well as changes in board members and officers of the Midstream Joint Venture.

The Company accounts for its investments in the Midstream Joint Venture under the equity method of accounting since it has significant influence and not control over the operating and financing decisions of the Midstream Joint Venture. The Company measures its investments initially at cost and then recognizes its share of the earnings or losses as reported in the financial statements of the Midstream Joint Venture which is included in the determination of the Company’s net income adjusted for any intra-entity profits and losses.

The summarized balance sheets as of September 30, 2016 and December 31, 2015 and statements of operations for the nine months ended September 30, 2016 and 2015 of the Midstream Joint Venture is as follows:

	September 30, 2016	December 31, 2015

Balance sheets
Assets
Current assets	$5,276,760	$5,782,849
Non-current assets	130,595,650	71,756,923

Total Assets	$135,872,410	$77,539,772

Liabilities
Current liabilities	$4,975,168	$3,270,769
Non-current liabilities	446,885	446,885

Total Liabilities	5,422,053	3,717,654

Members’ Capital	130,450,357	73,822,118

Total Liabilities and Members’ Capital	$135,872,410	$77,539,772

	September 30, 2016	September 30, 2015
Statements of operations
Revenues	$12,682,358	$734,732
Expenses	(11,054,118)	(1,000,324)

Net income (Loss)	$1,628,240	$(265,592)

On November 28, 2016, SHEP I assigned its membership interests in Silver Hill Midstream, LLC, which holds the investment in the Midstream Joint Venture, to the Company. See Note 8.

3.	LONG-TERM DEBT

On July 10, 2015, the Company entered into a new $250.0 million Revolving Credit Agreement (“RBL”) with Wells Fargo Bank. The reserve-based facility features a borrowing base equal to the greater of a fixed amount of $17.5 million or a variable amount based upon the value of the Company’s oil and gas reserves as assessed by Wells Fargo Bank. The assessment of the Company’s oil and gas reserves is redetermined biannually in April and October. The RBL has a scheduled maturity date of July 10, 2020. The RBL has a variable annual interest rate based on the Company’s option, either the London InterBank Offered Rate (“LIBOR”) plus an applicable margin (Eurodollar rate) or the base rate (as defined in the Agreement) plus an applicable margin. In addition, a commitment fee between 0.375% and 0.5% per annum is charged on the unutilized balance of the committed borrowings. Debt issuance costs totaled $0.5 million as of September 30, 2016 and $0.2 million as of December 31, 2015. The terms of the RBL contains representations, warranties, covenants and events of default that are customary for investment-grade, commercial bank credit agreements.

In October 2015, Wells Fargo Bank redetermined the Company’s borrowing based under the RBL and increased the variable amount to $29 million. In August 2016, Wells Fargo Bank redetermined the Company’s borrowing based under the RBL and increased the variable amount to $80 million. For the nine months ended September 30, 2016 and 2015, the Company had drawn $52 million and $25 million, respectively, in borrowings under the RBL.

On November 28, 2016, the Company’s RBL was fully repaid. See Note 8.

4.	MEMBERS’ CAPITAL

The LLC agreement dated September 6, 2012 governs the Company’s ownership. Capital contributions from Members during the nine months ended September 30, 2016 and years ended December 31, 2015 and 2014 were used to fund the Company’s ongoing operating and investing activities.

Net income or loss and distributions are allocated among the members as follows:

•	First to the Series A and Series B unit holders until such time as they have received distributions equal to a 8% per annum hurdle rate compounded quarterly, pro-rata, in accordance with their respective capital;

•	Subsequent to the hurdle rate return, net income or loss and distributions shall continue to be allocated in accordance with the respective capital contribution percentages until such time as unrecovered capital has been distributed, pro-rata, in accordance with their respective capital contribution percentages;

•	Subsequent to the aforementioned returns, and prior to such time that net income or loss and distributions allocated to the Series A unit holders are equal in the aggregate to the greater of 200% return-on-investment and 20% discounted annual percentage rate of return, net income or loss and distributions shall be allocated to Series A unit holders at 79.42% with remaining amount allocated to Series B unit holders;

•	Lastly, once the condition above has occurred, net income or loss and distributions shall be allocated based on the secondary sharing percentage, with 71.47% allocated to Series A unit holders and the remaining amount allocated to Series B unit holders.

On November 29, 2016, the Company distributed $513.8 million to its Members. See Note 8.

5.	COMMITMENTS AND CONTINGENCIES

The Company leases office space under non-cancellable operating leases. Total rental expense was $183,060 and $169,063 for the nine months ended September 30, 2016 and 2015, respectively. The future minimum rental commitments as of September 30, 2016 are as follows:

Year Ending
December 31

2016 (three months ending)	$74,472
2017	301,244
2018	177,453

Total	$553,169

We are party to various legal actions arising in the normal course of business. Management believes the disposition of these outstanding legal actions will not have a material impact on our financial condition, results of operations or cash flows.

6.	RISK MANAGEMENT ACTIVITIES

The Company engages in price risk management activities from time to time. These activities are intended to manage the Company’s exposure to fluctuations in commodity prices for crude oil and natural gas. The Company utilized financial commodity derivative instruments including swaps and collars, as a means to manage this price risk.

The Company elected not to designate any of its financial commodity derivative contracts as accounting hedges and, accordingly, accounted for these financial commodity derivative contracts using the mark-to-market accounting method. The Company recognized unrealized losses on the mark-to-market of financial commodity derivative contracts of $3.3 million and gains of $0.5 million and realized gains of $0.9 million and $0.01 million on cash settled commodity derivative contracts for the nine months ended September 30, 2016 and 2015, respectively.

US GAAP establishes a fair value hierarchy that prioritizes the inputs used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and lowest priority to unobservable inputs (Level 3 measurement).

The three levels of fair value hierarchy are as follows:

•	Level 1 — Quoted prices are available in active markets for identical assets or liabilities as of the reporting date.

•	Level 2 — Pricing inputs are other than quoted prices in active markets, which are either directly or indirectly observable as of the reporting date. Level 2 includes those financial instruments that are valued using models or other valuation methodologies.

•	Level 3 — Pricing inputs include significant inputs that are generally less observable from objective sources. These inputs may be used with internally developed methodologies that result in management’s best estimate of fair value.

The following tables provided fair value measurement information within the fair value hierarchy for certain of the Company’s financial assets and liabilities carried at fair value on a recurring basis at September 30, 2016 and December 31, 2015. Amounts shown in thousands.

Fair Value Measurements

	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total

As of September 30, 2016
Financial assets
Crude oil collars	—	$(509)	—	$(509)
Crude oil Swaps	—	$(315)	—	$(315)

Fair Value Measurements

	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total

As of December 31, 2015
Financial assets
Crude oil collars	—	$300	—	$300
Crude oil Swaps	—	$2,219	—	$2,219

The estimated fair value of crude oil derivative contracts was based upon forward commodity price curves based on quoted market prices.

The following summarizes the Company’s commodity derivative positions as of September 30, 2016 and December 31, 2015:

SWAPS

Production Year	Annual Volumes (barrels)	Swap Price WTI (NYMEX)
2016	63,655	$47.81
2017	176,557	$49.16
2018	68,620	$56.29

COLLARS
Production Year	Annual Volumes (barrels)	Put Price WTI (NYMEX)	Call Price WTI (NYMEX)
2016	61,943	$36.12	$55.43
2017	186,106	$37.19	$59.98
2018	192,314	$41.00	$62.18

SWAPS

Production Year	Annual Volumes (barrels)	Swap Price WTI (NYMEX)
2016	116,388	$52.36
2017	63,875	$54.67
2018	68,620	$56.29

COLLARS

Production Year	Annual Volumes (barrels)	Put Price WTI (NYMEX)	Call Price WTI (NYMEX)
2016	33,053	$45.00	$60.40
2017	23,268	$45.00	$68.10

On November 28, 2016, the Company settled all of its derivative contracts. See Note 8.

Nonrecurring Fair Value Measurements—Certain nonfinancial assets and liabilities are measured at fair value on a nonrecurring basis (e.g., oil and natural gas properties) and are subject to fair value adjustments under certain circumstances. The inputs used to determine such fair value are primarily based upon internally developed cash flow models and are classified within Level 3.

During the nine months ended September 30, 2016 and 2015, using a discounted cash flow valuation technique, we adjusted the carrying value of certain oil and natural gas properties and recorded impairment charges of $2.4 million and $2.5 million respectively. The impairment charges primarily resulted from a decline in oil and natural gas prices and to a much lesser extent to minor changes in management’s assumptions, based on an extensive review of operating results, production history, price realizations and costs.

7.	RELATED PARTIES

The Company paid $1.8 million and $0.5 million to a related party for lease operating work performed by that related party during the nine months ended September 30, 2016 and 2015, respectively, of which none was included in accounts payable as of September 30, 2016 and December 31, 2015.

On February 26, 2016, the Company entered into a Management Services Agreement (“MSA”) with Silver Hill Energy Partners II, LLC (“SHEP II”), an entity under common management of the Company, to provide certain operational and general and administrative services with respect to SHEP II’s oil and gas properties in the Delaware Basin. During the period from February 26, 2016 to September 30, 2016, SHEP II paid $1.8 million to the Company under the MSA.

See discussion of the assignment of certain investments by SHEP I to the Company in Note 8.

8.	SUBSEQUENT EVENTS

On October 13, 2016, the Company entered into a PSA Agreement with RSP pursuant to which RSP agreed to acquire SHEP I (excluding the Company’s ownership interests in Silver Hill Midstream, LLC and Sopris Minerals, LLC) for cash consideration of $604.0 million and 14.9 million of its shares of RSP common stock, subject to customary adjustments. The SHEP I Sale closed on November 28, 2016 with an effective date of November 1, 2016.

In accordance with the PSA Agreement and simultaneous with the close of the SHEP I Sale, the following transactions were executed by the Company and RSP:

•	The Company received 13.5 million shares of RSP common stock and $531.2 million in cash from RSP, which consisted of cash consideration adjusted for $72.9 million of adjustments mainly for RSP fully repaying the RBL with Wells Fargo Bank (see Note 3) and other payments for transaction and legal fees on behalf of the Company, and 1.4 million shares of RSP common stock were put into an indemnity escrow account until 2017;

•	The Company settled all of its oil and gas derivative contracts with Wells Fargo Bank (see Note 6); and

•	SHEP I assigned its membership interests in Silver Hill Midstream, LLC, which holds the investment in Midstream Joint Venture (see Note 2), and Sopris Minerals, LLC, which holds oil and gas royalty interests of $3.6 million, as well as working capital items and other de minims general and administrative contracts to the Company.

On November 29, 2016, the Company distributed $513.8 million to its Members.

On November 3, 2016, the Company contributed cash to the Midstream Joint Venture in the amount of $5.5 million to further develop and buildout the midstream footprint in the area.

Subsequent events have been assessed through December 7, 2016, the date this report was available for issuance.

****